Exhibit 10.46

AMENDMENT TO CARIBOU BIOSCIENCES, INC.

2013 EQUITY INCENTIVE PLAN

Effective December 9, 2021, the following paragraphs of the Caribou Biosciences, Inc. 2013 Equity Incentive Plan, as amended and restated as of April 3, 2019, (the “Plan”) are amended to read as follows, with amendments marked as indicated:

13. Limited Transferability of Shares Underlying Awards

(a) General. Notwithstanding anything to the contrary, until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or after the Administrator determines that it is, will, or may no longer be relying upon the exemption from registration under the Exchange Act as set forth in Rule 12h-1(f) promulgated under the Exchange Act, no Participant or other stockholder shall Transfer (as such term is defined below) any Shares (or any rights of or interests in such Shares) acquired pursuant to the Plan and/or any Award to any person or entity unless such Transfer is approved by the Company prior to such Transfer, which approval may be granted or withheld in the Company’s sole and absolute discretion. “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale (as such term is defined below) or other disposition of such security (including transfer by testamentary or intestate succession, merger or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership. Any purported Transfer effected in violation of this Section 13 shall be null and void and shall have no force or effect and the Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of the Plan or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

(b) Approval Process. Any Participant or stockholder seeking the approval of the Company to Transfer some or all of its Shares shall give written notice thereof to the Secretary of the Company that shall include: (1) the name of the stockholder; (2) the proposed transferee; (3) the number of shares of the Transfer of which approval is thereby requested; and (4) the purchase price, if any, of the shares proposed for Transfer. The Company may require the Participant to supplement its notice with such additional information as the Company may request or as may otherwise be required by the applicable Award Agreement or other applicable written agreement. In addition, such request for Transfer shall be subject to such right of first refusal, transfer provisions and any other terms and conditions as may be set forth in the applicable Award Agreement or other applicable written agreement.